Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-80609 and 333-111227 of The Men’s Wearhouse, Inc. on Form S-3 and Registration Statement Nos. 33-48108, 33-48109, 33-48110, 33-61792, 333-21109, 333-21121, 33-74692, 333-53623, 333-80033, 333-72549, 333-90304, 333-90306 and 333-90308 of The Men’s Wearhouse, Inc. on Form S-8 of our reports dated April 25, 2005, relating to the financial statements and financial statement schedules of The Men’s Wearhouse, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 13) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of The Men’s Wearhouse, Inc. for the year ended January 29, 2005.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
April 25, 2005